For:	Alamo Group Inc.

Contact:	Dan E. Malone
Vice President
830-372-9581

Financial Relations Board
Marilynn Meek
212-827-3773

ALAMO GROUP INC. ANNOUNCES PENDING RETIREMENT OF EXECUTIVE OFFICER

SEGUIN, Texas, March 6, 2019 -- Alamo Group Inc. (NYSE: ALG) today announced that Dr. Geoffrey Davies, OBE, Executive Vice President and Managing Director of Alamo Group’s European Division will be retiring from the Company at the end of June 2019. Mr. Davies has been with Alamo Group and its predecessor companies for 34 years. In addition to his duties as an executive officer, Mr. Davies has been a recognized industry leader in the United Kingdom among manufacturers of agricultural equipment including being appointed a member of the Order of the British Empire by the Queen in 2004 for his service to British industry. Following his retirement from the Company, Mr. Davies will act as a consultant to the Company on an interim basis.
Ron Robinson, Alamo Group’s President and Chief Executive Officer, commented, “Geoff has been a tremendous asset for our company for many years and will be greatly missed. He has also been a good and valued friend whose counsel I will continue to seek even after his formal retirement. All of us at Alamo Group wish Geoff the best as he moves into this next phase of his life which I am sure will be a very active one.”
Geoffrey Davies said, “I have had a long and enjoyable career with Alamo Group and am proud of the organization we have built which I know will continue to prosper in the years ahead.”
The Company is currently evaluating replacement options for Mr. Davies’ position and will be finalizing a succession plan over the coming months.

About Alamo Group

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for infrastructure maintenance, agriculture and other applications. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, excavators, vacuum trucks, other industrial equipment, agricultural implements and related after-market parts and services. The Company, founded in 1969, has approximately 3,500 employees and operates 26 plants in North America, Europe, Australia and Brazil as of December 31, 2018. The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company’s European operations are located in Salford Priors, England.

Forward Looking Statements

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, geopolitical risk and trade disputes, acquisition integration issues and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.